INTER OFFICE MEMORANDUM

To: From: Date: Re:	Executive Officers and Directors of Skechers U.S.A., Inc.
Philip Paccione, Executive Vice President, General Counsel and Secretary
February 14, 2006
NOTICE OF EARLY TERMINATION OF 401(K) PLAN BLACKOUT PERIOD AND ONGOING TRADING RESTRICTIONS

As you know, Skechers U.S.A., Inc. (the “Company”) instituted a blackout period with respect to the Company’s 401(k) Profit Sharing Plan (the “401(k) Plan”) in connection with the transition of accounts and records to Fidelity Investments, the Plan’s new recordkeeper. This blackout period commenced on January 17, 2006 and was expected to end on March 1, 2006 (the “401(k) Plan Blackout Period”). As I previously advised you, the 401(k) Plan Blackout Period was imposed on executive officers and directors of the Company under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s blackout periods related to its earnings releases. During the 401(k) Plan Blackout Period, you were generally prohibited from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with your employment as an executive officer or services as a director.

Fidelity Investments has notified the Company that the transition was completed sooner than expected and, as such, the 401(k) Plan Blackout Period has been terminated. Accordingly, the restrictions regarding your ability to effect transactions in shares of any equity security of the Company as a result of the 401(k) Plan Blackout Period are likewise terminated effective as of the date of this notice.

However, while the 401(k) Plan Blackout Period has terminated, please remember that under the Company’s Insider Trading Policy, you are currently prohibited from effecting transactions in the Company’s equity securities since the Company is in a blackout period related to its earnings for the three months and year ended December 31, 2005 (collectively, “2005 earnings”). Such earnings related blackout period will end on February 27, 2006, which is expected to be the first trading date 48 hours after 2005 earnings have been released.

Any inquiries with respect to this notice should be directed to:

Philip Paccione

General Counsel

Skechers U.S.A., Inc.

228 Manhattan Beach Blvd.

Manhattan Beach, California 90266

310-318-3100